Exhibit (b)(2)
EXECUTION COPY
          FIRST AMENDMENT, dated as of December 7, 2006 (this “Amendment”), to the CREDIT AGREEMENT dated as of July 8, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among EXPEDIA, INC., a Delaware corporation; EXPEDIA, INC., a Washington corporation; TRAVELSCAPE, LLC, a Nevada limited liability company (successor to TRAVELSCAPE, INC., a Nevada corporation); HOTELS.COM, a Delaware corporation; HOTWIRE, INC., a Delaware corporation; the other Borrowing Subsidiaries from time to time party thereto; the Lenders from time to time party thereto; JPMORGAN CHASE BANK, N.A., as Administrative Agent; and J.P. Morgan Europe Limited, as London Agent.
WITNESSETH:
          WHEREAS, the Lenders have agreed to extend credit to the Borrowers under the Credit Agreement on the terms and subject to the conditions set forth therein; and
          WHEREAS, the Company has requested that the Lenders amend certain provisions of the Credit Agreement and the Lenders under the Credit Agreement whose signatures appear below, constituting at least the Required Lenders, are willing to amend the Credit Agreement on the terms and subject to the conditions set forth herein;
          NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:
          SECTION 1. Defined Terms. Capitalized terms used but not otherwise defined herein (including in the preamble hereto) have the meanings assigned to them in the Credit Agreement.
          SECTION 2. Amendment of Section 6.05. Section 6.05 of the Credit Agreement is hereby amended in its entirety to read as follows (such amendment to be given effect as of July 8, 2005, as if the Credit Agreement as originally executed had contained the amended section):
          “SECTION 6.05. Restricted Payments. The Company will not, and will not permit any of the Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and the Subsidiaries and (d) the Company may declare or make, or agree to make, so long as no Default or Event of Default shall exist, and, if declared or agreed

2

to be made in accordance with this clause (d), may make, Restricted Payments in an aggregate amount during any fiscal year not to exceed, when taken together with all other Restricted Payments made or agreed to be made under this clause (d) during the term of this Agreement, 50% of the Company’s cumulative Consolidated Net Income for each fiscal quarter of the Company for which financial statements shall have been delivered under Section 5.01(a) or (b) commencing with the first full fiscal quarter after the consummation of the Spin-Off; provided, however, that so long as no Default or Event of Default shall exist or would be caused thereby, the Company may make Restricted Payments without limitation if the Leverage Ratio as of the end of the most recently completed fiscal quarter, giving pro forma effect to such Restricted Payments and any related incurrence of Indebtedness as if they had occurred on the last day of such quarter, shall have been equal to or less than 2.0 to 1.0.”
     SECTION 3. Representations, Warranties and Agreements. The Company, as to itself and each of the Subsidiaries, hereby represents and warrants to and agrees with each Lender and the Agents that:
          (a) The representations and warranties set forth in Article III of the Credit Agreement, as amended hereby, are true and correct in all material respects on and as of the Amendment Effective Date (as defined below) and after giving effect to this Amendment, with the same effect as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they were true and correct as of such earlier date.
          (b) As of the Amendment Effective Date, after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.
     SECTION 4. Effectiveness. This Amendment shall become effective as of the date (the “Amendment Effective Date”) on which the Administrative Agent shall have received duly executed counterparts hereof that, when taken together, bear the authorized signatures of the Company and Lenders constituting at least the Required Lenders.
     SECTION 5. Credit Agreement. Except as specifically stated herein, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof. As used therein, the terms “Agreement”, “herein”, “hereunder”, “hereto”, “hereof” and words of similar import shall, unless the context otherwise requires, refer to the Credit Agreement as modified hereby.
     SECTION 6. Applicable Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
     SECTION 7. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which, when taken together, shall constitute a single

3

instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as delivery of a manually executed counterpart hereof.
     SECTION 8. Expenses. The Company agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent.

4

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their respective authorized officers as of the date first above written.

EXPEDIA, INC., a Delaware corporation,
by:	/s/ Bret Myers
	Name:	Bret Myers
	Title:	Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,
by:	/s/ Peter B. Thauer
	Name:	Peter B. Thauer
	Title:	Vice President

To approve the First Amendment to the Expedia, Inc. Credit Agreement:

Name of Institution:

Bank of America N.A.

by:	/s/ Thomas J. Kone
Name: Thomas J. Kone
Title: Senior Vice President

by:	[1]
Name:
Title:

[1] For any institution requiring a second signature line.

To approve the First Amendment to the Expedia, Inc. Credit Agreement:

Name of Institution:

Wachovia Bank N.A.

by:	/s/ Scott Sudreth
Name: Scott Sudreth
Title: Vice President

To approve the First Amendment to the Expedia, Inc. Credit Agreement:

Name of Institution:

The Royal Bank of Scotland plc

by:	/s/ Bruce Ferguson
Name: Bruce Ferguson
Title: Managing Director

To approve the First Amendment to the Expedia, Inc. Credit Agreement:

Name of Institution:

HSBC Bank USA, N.A.

by:	/s/ Darren Pinsker
Name: Darren Pinsker
Title: Senior Vice President

To approve the First Amendment to the Expedia, Inc. Credit Agreement:

Name of Institution:

BNP Paribas

by:	/s/ Richard Paue
Name: Richard Paue
Title: Managing Director

by:	/s/ Nanette Baudon
Name: Nanette Baudon
Title: Vice President

To approve the First Amendment to the Expedia, Inc. Credit Agreement:

Name of Institution:

Societe Generale

by:	/s/ Nigel Elvey
Name: Nigel Elvey
Title: Vice President

To approve the First Amendment to the Expedia, Inc. Credit Agreement:

Name of Institution:

U.S. Bank National Association

by:	/s/ David M. Purcell
Name: David M. Purcell
Title: Vice President